Exhibit 99.1

INSPIRED ENTERTAINMENT, INC ANNOUNCES MANAGEMENT CONFERENCE CALL REGARDING DEPARTMENT OF DIGITAL, CULTURE, MEDIA, AND SPORT (UK) PROPOSED REGULATORY CHANGES

New York, New York, May 17, 2018 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today announced that it will hold a conference call with Inspired management regarding the recently released gaming regulatory changes proposed by the United Kingdom’s Department of Digital, Culture, Media and Sport. Management will host the conference call at 10:00 AM U.S. Eastern Time, Monday, May 21, 2018, to discuss the proposed changes to the regulation of fixed odds betting terminals and management’s response to such changes; access details are provided below.

Conference Call

The dial-in number is 1-877-870-4263 for participants in the United States and 1-412-317-0790 for participants outside the United States. Participants should ask to be joined into the Inspired Entertainment call. A replay of the call will be available one hour after the conclusion of the call until May 28, 2018 by dialing 1-877-344-7529 for listeners in the United States, or 1-412-317-0088 for listeners outside the United States, via replay access code 10120641. A replay of the call will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 30,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs approximately 800 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on ’our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov and our site at www.inseinc.com.

Contact:

For Investors

Daniel Silvers

daniel.silvers@inseinc.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@inseinc.com

t: +44 20 7456 9016 | m: +44 7973808951